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                                                                 EXHIBIT 99.B.6A


                                RESTATED CHARTER
                                       OF
                           TIAA LIFE INSURANCE COMPANY
                   UNDER SECTION 807 OF THE NEW YORK BUSINESS
                                 CORPORATION LAW
                 AND SECTION 1206 OF THE NEW YORK INSURANCE LAW




         1. The name of the corporation is TIAA Life Insurance Company.

         2. The Charter was filed in the office of the Superintendent of Insurance of the State of New York on November 20, 1996.

         3. The Charter is amended (a) at Article One by changing the name of the corporation to "TIAA-CREF Life Insurance Company", (b) by deleting Articles Seven and Twelve and redesignating Articles Eight, Nine, Ten and Eleven as Articles Seven, Eight, Nine and Ten, respectively, (c) by deleting the language regarding the declaration of intention which precedes Article One and (d) by deleting the signature lines of the incorporators and notaries. The text of the Charter is hereby restated as amended to read as set forth below in full, and such Restated Charter shall be effective April 3, 1998:

                                   ARTICLE ONE

                  The name of the corporation is TIAA-CREF Life Insurance
Company.

                                   ARTICLE TWO

                  The principal office of the corporation is in the County of New York, City of New York, New York.

                                  ARTICLE THREE

                  The corporation shall have the power to transact the kinds of life insurance, annuities and accident and health insurance business specified in paragraphs 1, 2 and 3 of Section 1113(a) of the Insurance Law of the State of New York, as follows:

                  (1) "Life insurance": every insurance upon the lives of human beings, and every insurance appertaining thereto, including the granting of endowment benefits, additional benefits

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in the event of death by accident, additional benefits to safeguard the contract from lapse, accelerated payments of part or all of the death benefit or a special surrender value upon diagnosis (A) of terminal illness defined as a life expectancy of twelve months or less, or (B) of a medical condition requiring extraordinary medical care or treatment regardless of life expectancy, or provide a special surrender value, upon total and permanent disability of the insured, and optional modes of settlement of proceeds; additional benefits to safeguard the contract against lapse in the event of unemployment of the insured. Amounts paid the insurer for life insurance and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to section four thousand two hundred forty of the Insurance Law of the State of New York;

                  (2) "Annuities": all agreements to make periodical payments for a period certain or where the making or continuance of all or some of a series of such payments, or the amount of such payment, depends upon the continuance of human life, except payments made under the authority of paragraph
(1) above. Amounts paid the insurer to provide annuities and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to section four thousand two hundred forty of the Insurance Law of the State of New York;

                  (3) "Accident and health insurance": (i) insurance against death or personal injury by accident or by any specified kind or kinds of accident and insurance against sickness, ailment or bodily injury, including insurance providing disability benefits pursuant to Article IX of the Workers' Compensation Law of the state of New York, except as specified in item (ii) hereof; and (ii) non-cancelable disability insurance, meaning insurance against disability resulting from sickness, ailment or bodily injury (but excluding insurance solely against accidental injury) under any contract which does not give the insurer the option to cancel or otherwise terminate the contract at or after one year from its effective date or renewal date;


and any amendments to such paragraphs or provisions in substitution therefor which may be hereafter adopted, together with any other kind or kinds of business to the extent necessarily or properly incidental to the kind or kinds of insurance business which the Company is authorized to do. The Company shall also have rights, and authority to engage in such other activities including financial services, as are now or may hereafter be permitted by enactment or amendment of any law.




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                                  ARTICLE FOUR

                  The corporate powers of the corporation shall be exercised by a Board of Directors, and by such officers, employees, agents or committees as it may elect or appoint from time to time. The Board of Directors has the power to make or amend By-Laws.

                                  ARTICLE FIVE

                  The number of directors shall be a minimum of thirteen.

                                   ARTICLE SIX

                  At all times a majority of Directors shall be citizens and residents of the United States. Not less than three directors shall be residents of the State of New York. Each director must be at least eighteen years of age.

                  The election of Directors shall be at the annual meeting of stockholders. The annual meeting shall be held each year on the second Wednesday of November. At such annual meeting all Directors shall be elected for the ensuing year.

                  Any vacancy in the board of directors occurring between the annual meetings of stockholders may be filled in such manner as the bylaws of the corporation provide.

                                  ARTICLE SEVEN

                  The duration of the existence of the corporation shall be perpetual.

                                  ARTICLE EIGHT

                  The capital of the corporation shall be two million five hundred thousand dollars ($2,500,000) which shall consist of two thousand five hundred (2,500) shares of common stock with a par value of one thousand dollars ($1,000) each.

                                  ARTICLE NINE

                  No Director shall be personally liable to the corporation or any of its stockholders for damages for any breach of duty as a Director; provided, however, that the foregoing provision shall not eliminate or limit the liability of a Director if a judgement or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or were acts or omissions (i) which he or she knew or reasonably should have known violated the New York Insurance Law or (ii) which violated a specific standard of care imposed on Directors directly, and

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not by reference, by a provision of the New York Insurance Law (or any regulations promulgated thereunder) or (iii) which constituted a knowing violation of any other law, or establishes that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

                                   ARTICLE TEN

         This Charter may be amended at any time in accordance with Section 1206 of the New York Insurance Law, as amended from time to time.

         4. The said amendment to the Charter was authorized by the Board of Directors by unanimous written consent on April 3, 1998, and this Restated Charter was authorized by the sole shareholder of the corporation by unanimous written consent on April 3, 1998.


         IN WITNESS WHEREOF This Restated Charter has been signed

this 22nd day of April, 1998.


                                         TIAA LIFE INSURANCE COMPANY




                                         By: /s/ Thomas G. Walsh
                                            ----------------------------
                                                 Thomas G. Walsh
                                                 President



STATE OF NEW YORK    )
                     ) ss:
COUNTY OF NEW YORK   )



         On April 22, 1998, before me personally came Thomas G. Walsh to me personally known and known to me to be the person who executed the foregoing instrument, and he duly acknowledged before me that he executed the same.





                                            /s/ John Curran
                                         -------------------------------
                                         Notary Public



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                                         By:  /s/ Larry D. Hershberger
                                            ---------------------------------
                                            Larry D. Hershberger
                                            Secretary



STATE OF NEW YORK    )
                     ) ss:
COUNTY OF NEW YORK   )


         On April 22, 1998, before me personally came Larry D. Hershberger, to me personally known and known to me to be the person who executed the foregoing instrument, and he duly acknowledged before me that he executed the same.




                                               /s/ John S. Curran
                                            -------------------------------
                                            Notary Public


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